Exhibit 4.15

AIRNET SYSTEMS, INC.

Acknowledgment of Borrower

This Acknowledgment of Borrower (“Acknowledgment”) is made as of the 30th day of June, 2004 by Borrower in favor of Banc One Leasing Corporation (“Lender”) and the Buyer.

“Borrower” means: JETRIDE, INC

“Buyer” means:     FIRST UNION COMMERCIAL CORPORATION

“Loan Documents” means, collectively, the Loan Documents identified below, together with all exhibits, schedules, addenda and attachments thereto, all of which are made by Borrower in favor of Lender and the Corporate Guaranty dated as of June 30, 2004 from AirNet Systems, Inc. (the “Guarantor”) in favor of Lender (the “Guarantee”):

For Lender’s Loan #1000119650, the Loan and Security Agreement dated as of June 30, 2004 (the “Loan and Security Agreement”) between Lender, as lender, and Borrower, as borrower, as filed with the Federal Aviation Administration on June 30, 2004, together with the Business Purpose Promissory Note dated as of June 30, 2004 (the “Note”) in the original principal amount of $5,000,000.00 made by Borrower in favor of Lender.

1.  Borrower and Guarantor acknowledge and consent to the sale and assignment by Lender to Buyer of all of Lender’s present and future right, title and interest in, to and under the Loan Documents, including, without limitation, the right to receive all installment payments payable under the Loan Documents and all other monies from time to time payable under the Loan Documents (all such amounts referred to as “Monies”), and all rights, benefits and remedies of Lender under the Loan Documents. Borrower also acknowledges and consents to the assignment of Lender’s security interest in the Equipment to Buyer.

2.  Borrower agrees to pay all Monies directly to Buyer at the address set forth below or at such address, as Buyer shall direct.

If by wire transfer:
Bank Name:	Wachovia Bank, N.A.
ABA:	0530900219
Account #:	2000001099827
Account Name: First Union Commercial Corporation
Attn:	Lynn Brand

If by check remit payment to the following address:
First Union Commercial Corporation
P.O. Box 60191
Charlotte, NC 28260

3.  Borrower agrees that, as of the date first written above, the following information about the Loan Documents is true, accurate and complete:

Commencement Date:  July 1, 2004

Frequency of Installment Payments:  Monthly, in arrears

Number of Installment Payments Remaining:  Eighty-Four (84)

Amount of Each Installment Payment: Eighty-Three (83) installment payments of $51,324.29 each, followed by One (1) final installment payment of $2,551,324.29 due and payable June July 1, 2011

Each Installment Payment (initial one): ☒ Principal and Interest  ☐  Principal Only

Next Installment Payment Due: and payable to Buyer, August 1, 2004

4.  Borrower and the Guarantor acknowledge receipt of this Acknowledgment and confirm and agree to the following: (a) the Loan Documents and the Guarantee (with all signatures thereon) are genuine, are in full force and effect and are valid and legally binding agreements of Borrower or the Guarantor (as applicable), enforceable by Buyer against Borrower or the Guarantor (as applicable) in accordance with their terms except as the same may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor’s rights generally and general equitable principles; (b) there has been no prepayment with respect to the Note; (c) all dates, amounts, equipment descriptions and other facts stated in the Loan Documents are correct; (d) the Equipment is in Borrower’s possession and control at the address shown in the Loan Documents and has been irrevocably accepted by Borrower for all purposes of the Loan Documents; (e) other than the Loan Documents and the Guarantee, there are no agreements, oral or written, between Lender and Borrower relating to the Equipment or its financing and the Loan Documents constitute the entire agreement between Borrower and Lender relating to the Equipment and its financing; (f) Borrower is not in default under the Loan Documents; (g) neither Borrower nor the Guarantor has previously received any notice that any or all of the Loan Documents have been assigned by Lender to any party other than Buyer; and (h) neither the Guarantor nor Borrower has any right of offset, defense or counterclaim to any of its obligations under the Loan Documents or Guarantee (as applicable).

5.  The Guarantor acknowledges and agrees that the Guarantee remains in full force and effect notwithstanding the assignment to Buyer.

6.  Borrower and the Guarantor acknowledge and agree that (a) Borrower and Guarantor will deal exclusively with respect to the Note with Buyer, and Borrower and the Guarantor will deliver all payments and copies of all notices and other communications given or made by Borrower and/or Guarantor with respect to the Loan Documents to Buyer at the address listed below its signature block hereto, (b) so far as enforcement of the Note is concerned, notwithstanding the existence of other promissory notes issued under the Loan and Security Agreement, the Note is separate and severable and Buyer may take enforcement action independently of other financing parties having an interest in the Loan Documents and other promissory notes not included in the Note, (c) the collateral set forth in the Loan and Security Agreement secures the obligations of Borrower pursuant to the Note separately, and Buyer may exercise all rights and remedies available to it with respect to such collateral independently of other financing parties having an interest in the Loan and Security Agreement and in other promissory notes not included in the Note, and (d)  Borrower and the Guarantor will execute such other instruments and take such actions as Buyer reasonably may require to further confirm the sale, assignment and transfer by Lender to Buyer.

7.  All representations and duties of Lender intended to induce Borrower and the Guarantor to enter into the Loan Documents and the Guarantee (as applicable), whether required by the Loan Documents, the Guarantee or otherwise, have been fulfilled and the original principal amount of the Note has been advanced by Lender to Borrower.

Borrower:	JETRIDE, INC.

By:	/s/ Gary W. Qualmann	3939 International Gateway
(Borrower’s Street Address)
Title:	CFO
Columbus, Ohio 43219
(City, State, Zip Code)

Guarantor:	AIRNET SYSTEMS, INC.

By:	/s/ Gary W. Qualmann	3939 International Gateway
(Guarantor’s Street Address)
Title:	CFO
Columbus, Ohio 43219
(City, State, Zip Code)

Accepted By:

LENDER:	BUYER:

Banc One Leasing Corporation	First Union Commercial Corporation

By:	By:

Title:	Title:

	Address:	First Union Commercial Corporation
One Wachovia Center
Mail Code NC0738
Charlotte, NC 28288-0738
Attention: Linda Minter
Telephone: (704) 374-4900
Telecopy: (704) 374-3241